Secure Point Technologies, Inc.

215 Depot Court

Leesburg, VA 20175

703-407-9437

June 20, 2017

Vivos BioTechnologies, Inc.

605 West Knox Road, Suite 102

Tempe, AZ 85284

Attn:  R. Kirk Huntsman

Re:

Transaction with Secure Point Technologies, Inc.

Dear Kirk:

The purpose of this letter is to confirm our mutual agreement in principle whereby Vivos BioTechnologies, Inc., a Wyoming corporation (“Vivos”), would be merged with and into Secure Point Technologies, Inc., a Massachusetts corporation (“SPT”).  Vivos and SPT are sometimes collectively referred to herein as the “parties” and individually referred to as a “party.”  While this letter expresses the present intent of the parties with respect to the terms and structure of the transactions proposed herein, this letter, except for paragraph 8 below, shall not be legally binding upon Vivos or SPT.  Vivos acknowledges that SPT is currently a debtor and debtor-in-possession in bankruptcy proceedings (the “Bankruptcy Case”) currently pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The parties to this letter of intent acknowledge that the structure of the transactions proposed herein may be modified after the parties consult with their respective counsel as well as tax and financial advisors.

1.

Merger.  Subject to the terms and conditions set forth herein, Vivos will be merged with and into SPT (the “Merger”), with SPT as the surviving corporation (the “Surviving Corporation”).  Pursuant to the Merger, the Surviving Corporation will change its name to “Vivos BioTechnologies, Inc.” In the Merger, the stock of Vivos held by existing stockholders of Vivos will be converted into the right to receive common stock of the Surviving Corporation constituting 64% of the issued and outstanding stock of the Surviving Corporation (the “Initial Merger Consideration”). The Initial Merger Consideration will be subject to adjustment in the event that certain milestones are achieved as set forth in paragraph 3 below.  In addition, in connection with the Merger, existing management of SPT will be issued common stock of the Surviving Corporation constituting 3% of the issued and outstanding stock of the Surviving Corporation (the “Management Issuance”).   Immediately after the Merger and the Management Issuance the existing stockholders of SPT will hold 33% of the issued and outstanding stock of the Surviving Corporation.

2.

Post-Merger Management.  The board of directors of the Surviving Corporation shall consist of 9 directors.  All existing directors of SPT shall continue to serve as directors of the Surviving Corporation and the existing Vivos stockholders shall have the right to designate 6 directors for election to the board of directors of the Surviving Corporation.

3.

Adjustment to Initial Merger Consideration.

(a)

The stockholders of Vivos shall be entitled to receive additional shares of common stock of the Surviving Corporation in the event certain financial and other milestones are achieved.  Initial Merger Consideration will be adjusted upon the earliest to occur of any one of the following events (each an “Adjustment Trigger”):

(i)

The Surviving Corporation’s receipt of cash revenues of $14,000,000 or more during any twelve-month period prior to December 31, 2019, and a listing of the stock of the Surviving Corporation on one of the primary U.S. stock exchanges, e.g., NASDAQ or the New York Stock Exchange (a “Primary Exchange Listing”);

(ii)

The Surviving Corporation’s receipt of cash revenues of $25,000,000 or more during calendar year 2020, and a Primary Exchange Listing; and

(iii)

The Surviving Corporation’s attainment of a market capitalization of $200,000,000 or more at any time prior to December 31, 2020, and a Primary Exchange Listing.

(b)

Upon the occurrence of an Adjustment Trigger, the stockholders of Vivos immediately prior to the Merger (or any transferee of the shares of stock of the Surviving Corporation received by Vivos stockholders in the Merger), the Surviving Corporation shall issue additional shares of common stock of the Surviving Corporation such that the pre-Merger Vivos stockholders (or their transferees) would, in the aggregate, hold 77.5% of the shares of the issued and outstanding stock of the Surviving Corporation (the “Additional Merger Shares”) with a corresponding reduction to 22.5% in the percentage of issued and outstanding shares held by the pre-Merger SPT stockholders; provided, however, that, if at any time prior to any Adjustment Trigger (i) cash of $1,500,000 or more in excess of the Merger Date Cash Amount (as hereinafter defined) has been made available to the Surviving Corporation arising out of operations or activities of SPT prior to the Merger, then the number of Additional Merger Shares shall be reduced to a number that would result in the pre-Merger Vivos stockholders holding, in the aggregate, 75% of the shares of the issued and outstanding stock of the Surviving Corporation; or (ii) cash in any amount greater than the Merger Date Cash Amount but less than $1,500,000 has been made available to the Surviving Corporation arising out of operations or activities of SPT prior to the Merger, then the number of Additional Merger Shares shall be reduced proportionally in the ratio that 2.5% of shares the Surviving Corporation bears to $1,500,000.  The number of Additional Merger Shares to be issued upon the occurrence of an Adjustment

Trigger would be subject to adjustment in the event of any issuances of stock by the Surviving Corporation after the Merger and prior to the Adjustment Trigger.

4.

Stock Combination.  To the extent necessary to allow for a sufficient number of shares of unissued common stock of the Surviving Corporation to be available for issuance of the Initial Merger Consideration, SPT will approve a stock combination to reduce the number of outstanding shares (a “Reverse Split”) prior to the Merger.  Alternatively, after the Merger, the Surviving Corporation may be required to implement a Reverse Split to facilitate a Primary Exchange Listing.  To the extent required, the parties will agree to take any actions necessary to effect any such Reverse Split.

5.

Transfer Restrictions.  Documentation to effect the Merger will require that (i) Vivos stockholders receiving the Initial Merger Consideration will be restricted from making any transfers of the stock of the Surviving Corporation for a period of 30 days after the Merger; and (ii) for a period of 6 months after the Merger, no stockholder of the Surviving Corporation will be permitted to sell shares constituting 5% or more of the average daily trading volume of shares of the Surviving Corporation.

6.

Conditions Precedent to Closing.  The consummation of the Merger is subject to:

(a)

Adoption and Bankruptcy Court approval of the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 706 in the Bankruptcy Case] (the “Plan”);

(b)

Adoption by the stockholders of SPT of the Plan Reinvestment Option (as defined in the Plan) in the Plan;

(c)

The occurrence of the effective date of the Plan;

(d)

Approval by the respective boards of directors and stockholders of SPT and Vivos;

(e)

SPT having on hand immediately prior to the Merger available free cash, net of any accruals for expenses, liabilities, or any other amounts, of $7,000,000 (the “Merger Date Cash Amount”); provided, however, that in the event the Merger Date Cash Amount is not available to SPT immediately prior to the Merger, the parties may agree that the Merger shall be consummated subject to an upward adjustment to the number of shares of the Surviving Corporation constituting the Initial Merger Consideration, with such upward adjustment to be in proportion to the amount by which available free cash available to SPT immediately prior to the Merger is less than the Merger Date Cash Amount;

(f)

SPT’s conversion from a Massachusetts corporation to a Delaware corporation with not less than 250,000,000 shares of authorized common stock prior to the Merger;

(g)

SPT’s satisfactory completion of a due diligence review of the business and assets of Vivos;

(h)

Vivos’ satisfactory completion of a due diligence review of the business and assets of SPT;

(i)

The parties’ negotiation and execution of the Definitive Agreements (as hereinafter defined); and

(j)

Closing on the Merger (the “Closing”) on or before December 31, 2017 (or such later date as the parties shall mutually agree).

7.

Definitive Agreements.  This letter contains an outline of terms only and, except for paragraph 8 below, shall not be legally binding upon the parties.  All provisions set forth herein are intended to be refined and reflected in one or more agreements to be entered into to effect the Merger and the transactions contemplated in this letter (collectively, the “Definitive Agreements”), together with schedules and exhibits thereto as well as such ancillary documents as may be required, all containing terms, provisions and covenants reasonably satisfactory to the parties and the parties’ respective counsel.  It is expressly agreed and acknowledged by SPT and Vivos that no meeting of the minds has been reached.  Accordingly, if for any reason the Definitive Agreements are not executed, the parties shall not be entitled to any form of relief, including, without limitation, injunctive relief, except with respect to violations of paragraph 8 below.  It is the intention of the parties to use their commercially reasonable efforts to complete and execute the Definitive Agreements on or before August 31, 2017, subject to any required approvals of the governing bodies of the parties, and to close on the transactions contemplated by the Definitive Agreements within [10] days of the satisfaction of any conditions precedent to closing on the Definitive Agreements.

8.

Access and Confidentiality.  It is further understood and agreed that pending execution of the Definitive Agreements and until the Closing, the each of the parties (each a “Providing Party”) shall permit the other party and other party’s agents, employees and representatives, upon reasonable notice and at reasonable times, to have full access to the books, records, and properties of the Providing Party that relate to the business and assets of the Providing Party as well as access to all employees of the Providing Party. It is understood that the parties shall hold in strict confidence any information relating to the business and affairs of the other party in accordance with the terms of the confidentiality and non-disclosure agreement executed by the parties on April 19, 2017.  In the event that the Closing does not occur, all parties shall return all such information to the party from whom such information was obtained.

{Signature Page Follows}

If the foregoing is acceptable, please so indicate by counter-signing a counterpart of this letter of intent and returning one fully executed counterpart to SPT no later than 5:00 PM (EDT) on June 21, 2017.  If the stockholders of SPT approve the Plan Reinvestment Option, then upon confirmation of the Plan, SPT will instruct SPT’s counsel to commence preparation of the Definitive Agreements.

Very Truly Yours,

Secure Point Technologies, Inc.

By:  /s/ Robert P. Liscouski

Name: Robert P. Liscouski

Title:  President

ACKNOWLEDGED, AGREED, AND ACCEPTED, this 20th day of June, 2017.

Vivos BioTechnologies, Inc.

By:

/s/ R. Kirk Huntsman

Name:

R. Kirk Huntsman

Title:

Chief Executive Officer